Exhibit 99.1

    AngioJet(R) Therapy Shown Safe and Effective as Part of Rescue
                  Percutaneous Coronary Interventions

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 21, 2006--

 Study Shows Interventional Techniques, Including AngioJet(R) Therapy for Significant Thrombus, Can Be Performed with Excellent Outcomes in
     High-Risk Patients Following Failed Clot-Busting Drug Therapy

    Possis Medical, Inc. (NASDAQ:POSS), announced today the recent publication of an important clinical study that included its AngioJet(R) Rheolytic(TM) Thrombectomy Catheter System. The study evaluated clinical outcomes in high-risk acute coronary syndrome (ACS) patients whose initial treatment with thrombolytic (clot-busting) drugs had failed, and who therefore required urgent, rescue percutaneous catheter-based intervention (PCI).
    The study was conducted by Dr. Ray Matthews and his colleagues at Good Samaritan Hospital and the UCLA Medical Center in Los Angeles. It appears in the February 2006 issue of Catheterization and Cardiovascular Interventions. Over 200 patients were included in the study; 21 percent of these received AngioJet treatment as part of the rescue PCI. The authors concluded in part: "This observational, consecutive, real-world study of contemporary rescue PCI for failed thrombolysis shows a high use of coronary stents, Rheolytic thrombectomy, glycoprotein IIbIIIa inhibitors, and intraortic balloon pump placement. Angiographic and clinical success was high with low bleeding complications and low in-hospital mortality . . .".
    Robert G. Dutcher, President and CEO of Possis Medical, Inc., said the company is pleased with these results. "Clearly, the AiMI study results announced in 2004 are not the whole story. This independent study is just the latest in a growing series of real-world experiences from leading operators showing that AngioJet thrombectomy is safe and effective in PCI, including in high-risk and emergent patients."
    Dutcher also noted that Dr. Matthews will participate in a roundtable discussion of AngioJet coronary thrombectomy by leading interventional cardiologists, hosted by Possis Medical, at the March annual meeting of the American College of Cardiology. "This roundtable discussion will bring together many of the interventionalists whose own growing thrombectomy experience illustrates the clinical benefits of the AngioJet System for removing coronary thrombus. We are looking forward to this discussion among experts at ACC, and it subsequent publication, to further guide interventionalists toward maximizing the value of AngioJet coronary thrombectomy for their patients."
    Continued Dutcher, "This panel discussion is part of our continuing efforts to obtain, support, and publicize useful clinical science about AngioJet thrombectomy in coronary patients. The accelerating JETSTENT trial of AngioJet thrombectomy with PCI compared to PCI alone in heart attack patients is another key element in these efforts. We believe that these ongoing initiatives will prove anew that AngioJet thrombectomy is an essential component in the coronary interventionalist's management of acute coronary disease."
    Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to clinical study initiatives, are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com